Exhibit j under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Class A, Class B, and Class C Shares' Prospectus and "Independent Registered Public Accounting Firm" in the Class A, Class B, and Class C Shares' Statement of Additional Information for Federated Fund for U.S. Government Securities in Post-Effective Amendment Number 69 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust and to the incorporation by reference of our report dated May 17, 2007 on Federated Fund for U.S. Government Securities included in the Annual Report to Shareholders for the fiscal year ended March 31, 2007.



/s/ Ernst & Young, LLP
Boston, Massachusetts
May 23, 2007